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                                             Pursuant to Rule 425 under the
                                             Securities Act of 1933 and deemed
                                             Filed pursuant to Rule 14a-12 under
                                             The Securities Exchange Act of 1934

May 2, 2000

Dear Stockholder:

     As you may know, on April 20, 2000, NBT Bancorp announced an agreement with BSB Bancorp of Binghampton, New York, under which BSB would merge with NBT. In view of this significant announcement, we have determined that the vote by our stockholders at our special meeting regarding the NBT/Pioneer American merger must be postponed to a later date.

     We mailed you the proxy statement regarding our May 16th meeting on or about April 5, 2000. In the event you no longer have a copy of the proxy material and would like an additional copy, please contact Patricia A. Cobb, Esquire at 570-282-8045.

     The special meeting scheduled for May 16, 2000 at 10:00 A.M. will be called at the main office of Pioneer American at 41 N. Main Street, Carbondale, PA to entertain a motion to adjourn this meeting and to reconvene the meeting on a later date. The reconvened meeting, tentatively scheduled on June 20, 2000 at 10:00 A.M. at the Heart Lake Lodge, Jermyn, PA, will be for the purpose to consider and vote upon the merger between NBT Bancorp and Pioneer American.

     The Plan to adjourn the May 16th meeting and reconvene it on a later date will allow us the time necessary for preparation and distribution to and consideration by our stockholders of supplemental proxy information related to the NBT merger which is required by the Securities and Exchange Commission due to the BSB development. EACH SHAREHOLDER WILL RECEIVE SUPPLEMENTAL PROXY INFORMATION AND THE ANNOUNCEMENT OF THE EXACT DATE, TIME AND PLACE OF THE RECONVENED MEETING, AS SOON AS THE INFORMATION IS AVAILABLE. We appreciate your patience as we work to provide you with information in compliance with the laws and regulations that govern these matters.


                                             Sincerely,


                                             John W. Reuther
                                             President and
                                             Chief Executive Officer

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     This letter may be deemed to be solicitation material in respect of the proposed acquisition of Pioneer American by NBT through the merger of a wholly-owned subsidiary of NBT with Pioneer American, pursuant to an Agreement and Plan of Merger, dated as of December 7, 1999 and amended as of March 7, 2000, by and among NBT, a wholly-owned subsidiary of NBT, and Pioneer American (the "Agreement"). Filing of this letter is being made in connection with Regulation of Takeovers and Security Holder Communications (Release No. 33-7760, 34-42055) promulgated by the Securities and Exchange Commission ("SEC").

     Pioneer and its director and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Agreement. These directors and executive officers include the following: Richard Chojnowski, Michael Murphy, Gene E. Goldenziel, Joseph G. Nasser, John W. Walski, Margaret L. O'Connor Fletcher, John W. Reuther, Eldore Sebastianelli, Patricia A. Cobb, Esquire, James E. Jackson and Allan A. Muto. As of May 2, 2000, these directors and executive officers beneficially owned in the aggregate 533,580 shares, or approximately 18.63% of Pioneer's outstanding common stock.

     In connection with the proposed merger, NBT has filed a registration statement on SEC Form S-4 with the SEC, File No. 333-30988, which the SEC declared effective on April 3, 2000. NBT and Pioneer American have prepared and mailed to their respective stockholders a joint proxy statement/prospectus, dated April 3, 2000 (the "Proxy Statement/Prospectus"). NBT and Pioneer American will prepare and file with the SEC a post-effective amendment to the aforementioned S-4 registration statement, which will include a supplement (the "Supplement") to the Proxy Statement/Prospectus. Stockholders of Pioneer are encouraged to read the post-effective amendment and the Supplement because these documents will contain important information about the merger. After the post-effective amendment is filed with the SEC, it will be available for free, both on the SEC's web site (www.sec.gov) and from Pioneer's corporate secretary. The Form S-4 registration statement and the Proxy Statement/Prospectus can also be obtained at no cost in the same manner.